UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):       August 6, 2012

COMPUTER SCIENCES CORPORATION (Exact name of Registrant as specified in its charter)

Nevada	1-4850	95-2043126
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation)		No.)

3170 Fairview Park Drive	22042
Falls Church, Virginia	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code  (703) 876-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to the Articles of Incorporation or Bylaws; Change in Fiscal Year.

     The Board of Directors (“Board”) of Computer Sciences Corporation (“Company”) has approved an amendment to Section 1 of Article III of the Company’s Bylaws to decrease the authorized number of directors from eleven to nine effective August 7, 2012. The text of Section 1 of Article III of the Company’s Bylaws, as amended reads as follows:

“The exact number of directors that shall constitute the authorized number of members of the Board shall be nine (9), all of whom shall be at least 18 years of age. The authorized number of directors may from time to time be increased to not more than fifteen (15) or decreased to not less than three (3) by resolution of the directors of the Corporation amending this Section of these Bylaws in compliance with Article VIII, Section 2 of these Bylaws. Except as provided in Section 2 of this Article III, each director elected shall hold office until his or her successor is elected and qualified or until his earlier death, removal or resignation. Directors need not be stockholders.”

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On August 7, 2012, the Company’s stockholders elected Lawrence A. Zimmerman as a member of the Board. The Board also appointed Mr. Zimmerman as a member and Chair of the Audit Committee of the Board. Mr. Zimmerman will participate in the Company’s amended compensation program for non-employee directors (described below). In addition, it is expected that he will execute the Company’s standard form of non-employee director indemnification agreement. The form of the indemnification agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on February 22, 2010.

SUMMARY OF AMENDED COMPENSATION PROGRAM FOR NON-EMPLOYEE DIRECTORS

     On August 7, 2012, the Board amended the Company’s compensation program for non-employee directors, other than the Non-Executive Chair whose compensation is described in the Company’s definitive proxy statement for the 2012 Annual Meeting filed on June 22, 2012. The Company will pay our non-employee directors, other than the Non-Executive Chair, an annual retainer of $90,000 per year. In addition to the annual retainer described above:

  The Chairman of the Audit Committee receives an additional $20,000 annual retainer

  The Chairman of the Compensation Committee receives an additional $15,000 annual retainer

  The Chairman of the Nominating and Corporate Governance Committee receives an additional $10,000 annual retainer

  Members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee other than the Non-Executive Chair, receive an additional $10,000 annual retainer for service on each Committee on which the director serves as a member

  An annual grant of equity with a grant date fair value of $135,000 (details below).

     The Company has generally eliminated fees for attendance at board or committee meetings. However, once a director has attended at least eight Board meetings or a number of committee meetings equal to six times the number of committees on which that director serves, he or she will be entitled to a fee of $2,500 for attendance at a meeting in support of a special assignment involving travel. The Chair of the Compensation Committee has the authority to determine which meetings or special assignments qualify for such payment.

     As noted above, each non-employee director, other than the Non-Executive Chair, is entitled to an annual equity grant of Restricted Stock Units (“RSUs”) with a grant date fair value of $135,000. RSUs vest in full on the date of the first annual meeting of the Company’s stockholders following the grant date, provided the recipient remains a director of the Company through such date. In addition, RSUs vest in full upon a change in control of the Company.

     RSUs are automatically settled by delivering Company stock and dividend equivalents (plus interest) when a director ceases to serve on the Board, either in a lump sum or in annual installments over periods of 5, 10 or 15 years, at the director’s election. Beginning with Fiscal Year 2014, each director may receive RSUs that are automatically settled upon vesting, provided the director has satisfied our Share Ownership Guidelines (described below).

      Our Share Ownership Guidelines require that each director own common stock with a market value of at least five times the annual cash retainer (e.g. $450,000), before being permitted to dispose of any shares acquired as compensation from the Company. Once a director has reached the Share Ownership Guideline, for so long as he or she serves on the Board, such director may not dispose of any Common Shares if such disposition would cause the director to be below the Share Ownership Guideline. Vested restricted stock, vested RSUs, and shares held out right all count toward the Stock Ownership Guideline.

Item 9.01 Financial Statements and Exhibits

(d) The following exhibit is filed herewith.

Exhibit No.	Description
3.2.1	Certificate of Amendment to Section 1 of Article III of the Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

COMPUTER SCIENCES CORPORATION

Dated: August 10, 2012	By:	/s/ Paul N. Saleh
Paul N. Saleh
Vice President and Chief Financial Officer